UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
_________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 13, 2007 (July 13, 2007)

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Avis Budget Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

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Delaware	1-10308	06-0918165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Sylvan Way Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 496-4700
(Registrant's telephone number, including area code)

N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 13, 2007, John T. McClain, Senior Vice President and named executive officer, resigned his position with the Company.  As we previously reported in a current report on Form 8-K, Mr. McClain was succeeded by Brett D. Weinblatt as Chief Accounting Officer on June 15, 2007, and was expected to leave the Company before the end of 2007.

In connection with Mr. McClain’s resignation, he is expected to receive a lump-sum severance payment in cash of approximately $946,000 comprised of: (a) two times current base salary plus the pro-rated portion of the annual target incentive award, (b) the ratable portion of Mr. McClain’s 2006 stock-based award, which would have been expensed in accordance with its original vesting schedule by the first anniversary of Mr. McClain’s termination of employment (approximately $181,000) and (c) the ratable portion of Mr. McClain’s 2007 stock-based award, which would have been expensed in accordance with its original vesting schedule by the date of Mr. McClain’s termination of employment (approximately $34,000). From and after the date of Mr. McClain’s termination of employment, we will provide Mr. McClain and his family continued coverage under our group health plans for a period of up to 12 months at the employee contribution rate. Mr. McClain will also receive post-termination exercisability of stock options for three years.

The amount of severance was agreed in connection with the separation of Cendant Corporation in 2006 and is expected to be funded by Realogy Corporation and Wyndham Worldwide Corporation consistent with certain other contingent liabilities and corporate liabilities of Avis Budget Group, which were incurred prior to the date of the Cendant separation and are not primarily related to any of the respective businesses of Realogy, Wyndham Worldwide, Travelport and/or our vehicle rental operations.  In connection with Mr. McClain’s receipt of the above severance payment and other termination benefits, Mr. McClain will execute an agreement and general release in a form acceptable to us.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIS BUDGET GROUP, INC.
By:	/s/ Jean M. Sera
Jean M. Sera Senior Vice President and Secretary

Date: July 13, 2007